Exhibit 99.1

                    Flexsteel Announces Promotion

    DUBUQUE, Iowa--(BUSINESS WIRE)--November 10, 2006--Flexsteel Industries, Inc. (NASDAQ:FLXS) announced that Ronald J. Klosterman will be promoted to Chief Executive Officer effective December 31, 2006 as part of its succession plan. K. Bruce Lauritsen will continue in his present capacity as Vice Chairman of the Board of Directors and Chairman of the Company's Executive Committee.

    Lauritsen joined Flexsteel in 1968 as a sales representative and has progressed through the ranks including National Sales Manager, Chief Operating Officer, President and Chief Executive Officer.

    Klosterman began his career with the Company in 1972 as a staff accountant, was selected to establish and serve as General Manager of our Dublin, GA production facility, Treasurer, Chief Financial Officer and currently serves as President and Chief Operating Officer.

    "Flexsteel is fortunate to have an executive of the caliber of Ron Klosterman to succeed Bruce as Chief Executive Officer. Ron has been entrenched in every aspect of Flexsteel's operations, including finance, manufacturing and marketing. He has gained tremendous respect both inside and outside the Company demonstrating confidence in and conviction to our Company," said Chairman L. Bruce Boylen. "I am confident that Ron will continue to lead our Company with the integrity, enthusiasm and a commitment to quality that have been the mainstays of Flexsteel since its founding in 1893."

    Boylen continues, "I'd like to thank Bruce for his 38 years of leadership and his demonstrated ability to see the Company through the global changes and challenges of the recent years. His passion for the Company and all of its employees will continue to inspire all of us. I look forward to his ongoing guidance as he continues in his roles as Vice Chairman of the Board of Directors and Chairman of the Executive Committee."


    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Chief Financial Officer, 563-585-8392